Exhibit 99.1


                                    SAMUELS
                         A Diamond Tradition Since 1891


                        2914 Montopolis Drive, Suite 200
                               Austin, Texas 78741
                     Main (512) 369-1400, Fax (512) 369-1500
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                                                          CONTACT:
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                                                          Randy N. McCullough
                                                          President & CEO
                                                          Phone: 512-369-1445
FOR IMMEDIATE RELEASE
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                   SAMUELS JEWELERS, INC. ANNOUNCES COMPLETION
                                OF LOAN AGREEMENT


Austin, Texas - July 9 2001 - Samuels Jewelers, Inc., (Nasdaq OTC Bulletin Board
SMJW), one of America's largest specialty retailers of fine jewelry, on April 30, 2001 amended its $40,000,000 revolving credit agreement that it has with several lenders with Foothill Capital Corporation as their agent and the Company announced it entered into an additional loan agreement with lenders represented by DDJ Capital Management, LLC acting as their agent.

The Company's revolving credit facility with Foothill Capital Corporation was amended to waive events of default that the Company otherwise may have experienced in the past, as well as to allow for the new loan agreement with DDJ Capital Management.

Samuels' new loan agreement with DDJ Capital Management extends through June 2002, provides up to $15,000,000 for working capital needs, capital expenditures and other general corporate purposes, and also includes a lending of an additional $14,000,000 to retire factored trade payables that DDJ Capital Management had previously acquired from many of Samuels' key vendors.



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"This agreement provides Samuels with the flexibility to strategically position itself for the summer months, maintain appropriate inventory levels, and provides a jump start in preparing for the fast approaching Holiday Season," said Samuels' President and CEO, Randy McCullough.

Samuels Jewelers, Inc., currently operates 164 stores in 23 states throughout the country under the trade names Samuels Jewelers, Samuels Diamonds, Schubach Jewelers and C&H Rauch Jewelers, and online with www.Samuels.cc, www.SamuelsJewelers.com, and www.JewelryLine.com.


           Forward-looking statements in this press release and all other statements that are not historical fact are subject to risk and uncertainties, which may cause the company's performance to vary. Specific risks include, but are not limited to, industry competition factors and other risks identified in the Company's filings with the Securities and Exchange Commission.


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